CANADIAN ZINC CORPORATION

Rather than receiving financial statements by mail, you may choose to access them at www.sedar.com, or by registering online at www.computershare.com/mailinglist. If you would like to receive either interim financial statements and/or the annual financial statements, by mail, please make your selection above.

Computershare will use the information collected solely for the mailing of such financial statements. You may view our Privacy Code online or by requesting that we mail you a copy..